HEI Exhibit 99

February 10, 2011

Contact:	Shelee M.T. Kimura
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: skimura@hei.com

HEI REPORTS 2010 AND FOURTH QUARTER EARNINGS

Higher Bank Earnings Offset Lower Utility Earnings in 2010

Profitability and Earnings Improved and Risk Reduced

Key Strategic Milestones Achieved

•                  For the full year, consolidated net income of $113.5 million or $1.21 diluted earnings per share (EPS) vs. $83.0 million, or $0.91 diluted EPS in 2009.

•                  For the fourth quarter, consolidated net income of $24.7 million, or $0.26 diluted EPS vs. $13.7 million, or $0.15 diluted EPS for the fourth quarter in 2009.

HONOLULU — Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported consolidated net income for common stock for the full year of 2010 of $113.5 million, or $1.21 diluted EPS, compared to $83.0 million, or $0.91 diluted EPS for 2009.  Excluding the fourth quarter 2009 losses related to the liquidation of the bank’s private-issue mortgage-related securities (PMRS) portfolio, adjusted 2009 earnings were $102.3 million or $1.12 diluted EPS. The overall increase in year-over-year earnings was driven by the bank’s 2010 cost reduction achievements from the completion of its multi-year performance improvement project (PIP) and lower credit costs.

Consolidated net income for the fourth quarter of 2010 was $24.7 million, or $0.26 diluted EPS, compared to $13.7 million, or $0.15 diluted EPS for the fourth quarter of 2009.  Excluding the PMRS losses discussed above, adjusted 2009 fourth quarter earnings were $33.0 million or $0.36 diluted EPS.

“This was a solid year for HEI as we demonstrated improved profitability and earnings and reduced risk.  We achieved several key milestones in our strategic initiatives at both operating companies,” said Constance H. Lau, HEI president and chief executive officer.  “Our

Hawaiian Electric Industries, Inc. News Release

distinctive business combination continues to provide our company with a strong balance sheet, access to capital markets needed to invest in the strategies of our companies and the financial resources to continue providing an attractive dividend for our shareholders.”

“At the utility, we recently received approval to implement a new regulatory model that will provide for more timely cost recovery for our clean energy and reliability investments.  This new model will help us meet our state’s goals to transition to a clean energy economy and achieve one of the most aggressive renewable portfolio standards in the nation,” added Lau.

“At the bank, we successfully completed our multi-year performance improvement project in 2010.  As a result, we achieved significant improvements in profitability and cost structure while enhancing our product and service offerings for our customers. We are pleased to report a strong 1.20% return on assets and 56% efficiency ratio for the year,” Lau said.

“While we have more to accomplish, I am confident that we are on the right course to continue delivering value for our shareholders and to create long-term benefits for all of our stakeholders.”

STRONG BANK RESULTS BUILT ON SUCCESS OF PERFORMANCE IMPROVEMENT PROJECT AND LOWER CREDIT COSTS

Full-Year Results:

Bank net income for 2010 was $58.5 million compared to $41.1 million, excluding the PMRS charges in 2009.  The primary drivers for the $17.4 million increase in net income over adjusted net income for the prior year were (on an after-tax basis):

•                  $11 million decrease in noninterest expense primarily due to additional cost savings derived from the completion of the PIP in 2010;

•                  $7 million lower provision for loan losses;

•                  $6 million increase in noninterest income primarily due to the non-recurrence of 2009 impairment charges of $9 million on mortgage-related securities, which was offset by lower fee and other income in 2010 as a result of the Regulation E impact on overdraft fees and a 2009 gain on the sale of one commercial loan.

These factors were partially offset by $7 million lower net interest income primarily due to lower earning asset balances as the majority of new residential mortgage originations were sold.  Net interest margin improved to 4.23% in 2010, up from 4.19% in 2009, primarily due to lower funding costs.

Provision for loan losses (pretax) was $20.9 million in 2010 compared with $32.0 million in 2009.  The $11.1 million decline in the provision was primarily due to the provision made in 2009 relating to one large commercial loan that was subsequently sold during 2009.  The 2010 net charge-off ratio remained low at 0.61%, an improvement from 0.66% in 2009.

Noninterest expense (pretax) for 2010 was $148.9 million in 2010, $18.6 million lower than the $167.5 million in 2009 as a result of the successful execution of the PIP.

Fourth Quarter Results:

Bank net income for the fourth quarter of 2010 was $13.3 million compared to $14.9 million, excluding the PMRS charges, for the same quarter last year and $15.3 million in the third quarter of 2010.

The $1.6 million decrease in net income for the fourth quarter of 2010 compared to the fourth quarter of 2009 (excluding the 2009 PMRS charges) was primarily attributable to (on an after-tax basis):

•                  $2 million higher provision for loan losses;

•                  $2 million reduction in net interest income primarily due to lower yields and lower earning asset balances as a consequence of the sales of low yield, fixed-rate mortgage originations; and

•                  $2 million reduction in noninterest income due to lower fees as a result of regulatory changes related to overdraft fees.

These factors were partially offset by $4 million reduction in noninterest expense derived from the substantial completion of the PIP in the second quarter of 2010.

The $2.0 million decrease in fourth quarter 2010 net income compared to the third quarter of 2010 was primarily due to (on an after-tax basis):  $2 million higher provision for loan losses and $1 million lower net interest income, which was offset by $1 million lower noninterest expense.

Net interest margin was 4.21% in the fourth quarter of 2010, down from 4.27% in the fourth quarter of 2009, as the decline in mortgage asset balances was offset by higher balances of lower yielding short-term investment securities.  The decline in net interest margin in the fourth quarter

2010 compared to the third quarter 2010 net interest margin of 4.31% was primarily attributable to higher third quarter recognition of deferred loan fees related to a significant increase in mortgage prepayments.

Provision for loan losses (pretax) was $8.6 million in the fourth quarter of 2010 compared with $5.0 million in the fourth quarter of 2009 and $6.0 million in the third quarter of 2010.  The increase in the provision in the fourth quarter was primarily due to:

•                  $1.2 million charge-off of one commercial loan; and

•                  Approximately $1.4 million for a one-time adjustment to enhance our reserve methodology for our declining portfolio of residential lot loans.

The fourth quarter 2010 net charge-off ratio was 0.72%, low compared to industry averages reported last quarter, but up from 0.53% in the third quarter 2010 due to the charge-off of the one commercial loan discussed above.

Noninterest expense (pretax) for the fourth quarter of 2010 was $35.0 million, the lowest level since the start of the PIP and down from $41.7 million in the fourth quarter of 2009 and $36.3 million in the third quarter of 2010.

The bank remains strongly capitalized with a Tier 1 leverage ratio of 9.2% and total risk-based capital ratio of 13.9% as of the end of the fourth quarter of 2010.

UTILITY WELL POSITIONED TO EXECUTE CLEAN ENERGY STRATEGY

Full Year Results:

Utility net income was $76.6 million in 2010 compared to $79.4 million in 2009.  The $2.8 million net income decline resulted primarily from (on an after-tax basis):

•                  Approximately $6 million lower kilowatthour sales;

•                  $23 million higher operations and maintenance (O&M) expenses(1); and

•                  $11 million higher financing costs primarily due to generating units put into service in the latter part of 2009.

(1)          Excludes demand-side management (DSM) program costs.  DSM program costs were $4 million for the full year in 2010 compared to $21 million in 2009 and $2 million in both fourth quarter 2009 and 2010.  DSM program costs are recovered through a surcharge.  The energy efficiency DSM programs were transferred to a third-party administrator at the end of the second quarter of 2009.

These factors were somewhat offset by (on an after-tax basis):

•                  $26 million of rate relief granted in our 2009 Oahu and 2010 Maui rate cases;

•                  Tax settlement items, which net to $6 million; and

•                  $5 million lower fuel costs related to improved system-wide generating unit efficiencies.

Kilowatthour sales were down 1.1% year over year due largely to the effects of cooler and less humid weather.  This was in line with our guidance provided last quarter for a year-over-year decline of 1%.

O&M expenses(1) (pretax) increased by $40 million or 12% over the prior year, slightly under our expectation for an annual increase of 13%.  The increase resulted primarily from generating unit overhauls, a full year of cost for our new biofuels generating unit, CT-1, increased levels of work to address our aging infrastructure, and higher employee benefit costs.

Fourth Quarter Results:

Electric utility net income for the fourth quarter of 2010 was $18.9 million compared to $23.3 million in the fourth quarter of 2009.  The decline in net income was primarily attributable to (on an after-tax basis) approximately $3 million from lower kilowatthour sales and $10 million higher O&M expenses(1).  These were partially offset by $2 million of rate relief granted in our 2009 Oahu and 2010 Maui rate cases and tax settlement items which net to $6 million.

Kilowatthour sales were down 2.1% in the fourth quarter 2010 compared with the same quarter last year mostly due to cooler and less humid weather.

O&M expenses(1) (pretax) were up 23% over the same quarter last year as anticipated.  This increase resulted primarily from higher generation unit overhauls, higher transmission and distribution maintenance including vegetation management and substation maintenance, and management’s action to defer work planned for the fourth quarter of 2009 to 2010.

HOLDING AND OTHER COMPANIES

The holding and other companies’ net losses were $21.5 million in 2010 compared to $18.2 million in 2009 primarily due to the $2 million write-off of a deferred tax asset in the fourth quarter of 2010.  The holding and other companies’ net losses were $7.5 million in the fourth quarter of 2010 compared to $5.2 million in the fourth quarter of 2009 primarily reflecting the $2 million write-off mentioned above.

WEBCAST AND TELECONFERENCE

Hawaiian Electric Industries, Inc. will conduct a webcast and teleconference call to review 2010 earnings on Friday, February 11, 2011, at 8:00 a.m. Hawaii time (1:00 p.m. Eastern time).  The event can be accessed through HEI’s website at www.hei.com or by dialing (866) 713-8307, passcode: 10016892 for the teleconference call.  HEI intends to continue to use its website, www.hei.com, as a means of disclosing additional information.  Such disclosures will be included on HEI’s website in the Investor Relations section.  Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and ASB’s press releases, SEC filings and public conference calls and webcasts.  Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

An online replay of the webcast will be available at the same website beginning about two hours after the event.  Replays of the teleconference call will also be available approximately two hours after the event through February 25, 2011, by dialing (888) 286-8010, passcode: 28298877.

HEI supplies power to over 400,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, F.S.B., one of Hawaii’s largest financial institutions.

EXPLANATION OF HEI’S USE OF CERTAIN UNAUDITED NON-GAAP FINANCIAL MEASURES

HEI and bank management use certain non-GAAP measures in their evaluation of the bank’s performance and believe the presentations of such financial measures on this basis provide useful supplemental information and a clearer picture of the bank’s operating performance, and are better indicators of the bank’s ongoing core operating activities.  Management also uses such measures to assist investors/analysts in better understanding the bank’s progress on the execution of its performance improvement project.  These measures are also useful in understanding performance trends and in facilitating comparisons with the performance of others in the financial services industry.

Management utilizes non-GAAP financial measures of noninterest income and expense in the calculation of certain of the bank’s metrics/ratios, such as (i) efficiency, (ii) pretax, preprovision income, and (iii) return on average assets, in order to analyze on a consistent basis and over a longer period of time the performance of the bank’s core operating activities and its progress on the execution of the performance improvement project.  Management also annualizes the non-GAAP measure of noninterest expense by multiplying such measure by 4 to develop an estimate of adjusted noninterest expense for a year-long period.  This annualized adjusted noninterest expense metric (non-GAAP measure) is a forward-looking statement based on only a quarter’s results and may not reflect actual results.  See schedule on page 17 of this release for a tabular reconciliation between the bank’s GAAP and non-GAAP measures.

Certain items shown in the reconciliation—real estate transactions, FISERV conversion costs, severance, technology write-offs and prepayment penalties on early extinguishment of debt—were incurred pursuant to the bank management’s performance improvement project which was announced in June 2008 and was substantially completed in the second quarter of 2010.  These costs were incurred with the objective of increasing the bank’s operating efficiency and profitability in the long term.  Accordingly, bank management believes that these costs were temporarily elevated while the performance improvement project was being executed.

Reported noninterest income is being adjusted by a gain on sale of other assets and other nonrecurring income items.  Bank management believes that it would not be appropriate to assume that the bank would realize material gains of this type on a quarterly basis.

In addition, management adjusts noninterest income for net gains (losses) on sales of certain securities including the fourth quarter 2009 loss on the liquidation of the PMRS portfolio because management believes that such transactions are unlikely to recur on a regular basis and impacts the comparability of noninterest income between periods.

Limitations associated with utilizing non-GAAP measures are the risks of disagreement over the appropriateness of adjustments comprising these measures and the risk that other companies might calculate these measures differently.  Management addresses these limitations by providing detailed reconciliations between GAAP information and non-GAAP measures.  See reconciliation on page 17.

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as expects, anticipates, intends, plans, believes, predicts, estimates or similar expressions.  In addition, any statements concerning future financial performance (including future revenues, expenses, earnings or losses or growth rates), ongoing business strategies or prospects or possible future actions, which may be provided by management, are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things.  These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” discussion (which is incorporated by reference herein) set forth on pages iv and v of HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and in HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements.  Forward-looking statements speak only as of the date of this release.

###

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
(in thousands, except per share amounts)	2010	2009	2010	2009
Revenues
Electric utility	$627,034	$574,355	$2,382,366	$2,035,009
Bank	68,718	45,241	282,693	274,719
Other	(15)	(17)	(77)	(138)
	695,737	619,579	2,664,982	2,309,590
Expenses
Electric utility	584,033	522,088	2,203,978	1,865,338
Bank	48,065	53,793	190,105	242,955
Other	4,397	4,386	14,688	13,633
	636,495	580,267	2,408,771	2,121,926
Operating income (loss)
Electric utility	43,001	52,267	178,388	169,671
Bank	20,653	(8,552)	92,588	31,764
Other	(4,412)	(4,403)	(14,765)	(13,771)
	59,242	39,312	256,211	187,664
Interest expense—other than on deposit liabilities and other bank borrowings	(19,622)	(20,909)	(81,538)	(76,330)
Allowance for borrowed funds used during construction	497	801	2,558	5,268
Allowance for equity funds used during construction	1,199	1,869	6,016	12,222
Income before income taxes	41,316	21,073	183,247	128,824
Income taxes	16,145	6,946	67,822	43,923
Net income	25,171	14,127	115,425	84,901
Preferred stock dividends of subsidiaries	473	473	1,890	1,890
Net income for common stock	$24,698	$13,654	$113,535	$83,011
Basic earnings per common share	$0.26	$0.15	$1.22	$0.91
Diluted earnings per common share	$0.26	$0.15	$1.21	$0.91
Dividends per common share	$0.31	$0.31	$1.24	$1.24
Weighted-average number of common shares outstanding	94,231	92,056	93,421	91,396
Adjusted weighted-average shares	94,430	92,345	93,693	91,516

Income (loss) by segment
Electric utility	$18,915	$23,305	$76,589	$79,446
Bank	13,296	(4,459)	58,456	21,767
Other	(7,513)	(5,192)	(21,510)	(18,202)
Net income for common stock	$24,698	$13,654	$113,535	$83,011

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the years ended December 31, 2009 and 2010 (when filed), respectively, and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2010,  June 30, 2010 and September 30, 2010, as updated by SEC Forms 8-K.

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

December 31	2010	2009
(dollars in thousands)
Assets
Cash and cash equivalents	$330,651	$503,922
Accounts receivable and unbilled revenues, net	266,996	241,116
Available-for-sale investment and mortgage-related securities	678,152	432,881
Investment in stock of Federal Home Loan Bank of Seattle	97,764	97,764
Loans receivable held for investment, net	3,489,880	3,645,578
Loans held for sale, at lower of cost or fair value	7,849	24,915
Property, plant and equipment, net of accumulated depreciation of $2,037,598 and $1,945,482 in 2010 and 2009, respectively	3,165,918	3,088,611
Regulatory assets	478,330	426,862
Other	487,614	381,163
Goodwill	82,190	82,190
Total assets	$9,085,344	$8,925,002
Liabilities and shareholders’ equity
Liabilities
Accounts payable	$202,446	$159,044
Interest and dividends payable	27,814	27,950
Deposit liabilities	3,975,372	4,058,760
Short-term borrowings—other than bank	24,923	41,989
Other bank borrowings	237,319	297,628
Long-term debt, net—other than bank	1,364,942	1,364,815
Deferred income taxes	278,958	188,875
Regulatory liabilities	296,797	288,214
Contributions in aid of construction	335,364	321,544
Other	823,479	700,242
Total liabilities	7,567,414	7,449,061

Preferred stock of subsidiaries - not subject to mandatory redemption	34,293	34,293

Shareholders’ equity
Preferred stock, no par value, authorized 10,000,000 shares; issued: none	—	—
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding: 94,690,932 shares and 92,520,638 shares in 2010 and 2009, respectively	1,314,199	1,265,157
Retained earnings	181,910	184,213
Accumulated other comprehensive income (loss), net of taxes	(12,472)	(7,722)
Total shareholders’ equity	1,483,637	1,441,648
Total liabilities and shareholders’ equity	$9,085,344	$8,925,002

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the years ended December 31, 2009 and 2010 (when filed), respectively, and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as updated by SEC Forms 8-K.

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Years ended December 31	2010	2009
(in thousands)
Cash flows from operating activities
Net income	$115,425	$84,901
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	154,523	151,282
Other amortization	4,605	5,389
Provision for loan losses	20,894	32,000
Loans receivable originated and purchased, held for sale	(360,527)	(443,843)
Proceeds from sale of loans receivable, held for sale	392,406	471,194
Net losses on sale of investment and mortgage-related securities	—	32,034
Other-than-temporary impairment on available-for-sale mortgage-related securities	—	15,444
Changes in deferred income taxes	97,791	12,787
Changes in excess tax benefits from share-based payment arrangements	45	310
Allowance for equity funds used during construction	(6,016)	(12,222)
Decrease in cash overdraft	(141)	—
Changes in assets and liabilities
Decrease (increase) in accounts receivable and unbilled revenues, net	(25,880)	59,550
Increase in fuel oil stock	(74,044)	(946)
Increase in accounts, interest and dividends payable	43,266	3,410
Changes in prepaid and accrued income taxes and utility revenue taxes	(5,252)	(61,977)
Changes in other assets and liabilities	(16,378)	(64,845)
Net cash provided by operating activities	340,717	284,468
Cash flows from investing activities
Available-for-sale investment and mortgage-related securities purchased	(714,552)	(297,864)
Principal repayments on available-for-sale investment and mortgage-related securities	465,437	357,233
Proceeds from sale of available-for-sale investment and mortgage-related securities	—	185,134
Net decrease in loans held for investment	118,892	484,960
Proceeds from sale of real estate acquired in settlement of loans	5,967	1,555
Capital expenditures	(182,125)	(304,761)
Contributions in aid of construction	22,555	14,170
Other	5,092	1,199
Net cash provided by (used in) investing activities	(278,734)	441,626
Cash flows from financing activities
Net decrease in deposit liabilities	(83,388)	(121,415)
Net increase (decrease) in short-term borrowings with original maturities of three months or less	(17,066)	41,989
Net decrease in retail repurchase agreements	(60,308)	(3,829)
Proceeds from other bank borrowings	—	310,000
Repayments of other bank borrowings	—	(689,517)
Proceeds from issuance of long-term debt	—	153,186
Changes in excess tax benefits from share-based payment arrangements	(45)	(310)
Net proceeds from issuance of common stock	22,706	15,329
Common stock dividends	(93,034)	(96,843)
Preferred stock dividends of subsidiaries	(1,890)	(1,890)
Decrease in cash overdraft	—	(9,545)
Other	(2,229)	(2,762)
Net cash used in financing activities	(235,254)	(405,607)
Net increase (decrease) in cash and cash equivalents	(173,271)	320,487
Cash and cash equivalents, January 1	503,922	183,435
Cash and cash equivalents, December 31	$330,651	$503,922

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the years ended December 31, 2009 and 2010 (when filed), respectively, and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2010,  June 30, 2010 and September 30, 2010, as updated by SEC Forms 8-K.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
(dollars in thousands, except per barrel amounts)	2010	2009	2010	2009

Operating revenues	$616,412	$573,049	$2,367,441	$2,026,672
Operating expenses
Fuel oil	237,800	208,077	900,408	671,970
Purchased power	144,625	135,684	548,800	499,804
Other operation	68,864	61,764	251,027	248,515
Maintenance	37,593	25,969	127,487	107,531
Depreciation	36,140	36,127	149,708	144,533
Taxes, other than income taxes	57,839	53,958	222,117	191,699
Income taxes	11,081	14,984	48,053	48,212
	593,942	536,563	2,247,600	1,912,264
Operating income	22,470	36,486	119,841	114,408
Other income
Allowance for equity funds used during construction	1,199	1,869	6,016	12,222
Other, net	9,556	994	11,679	7,487
	10,755	2,863	17,695	19,709
Interest and other charges
Interest on long-term debt	14,383	14,362	57,532	51,820
Amortization of net bond premium and expense	783	1,162	2,975	3,254
Other interest charges	(858)	822	1,003	2,870
Allowance for borrowed funds used during construction	(497)	(801)	(2,558)	(5,268)
	13,811	15,545	58,952	52,676
Net income	19,414	23,804	78,584	81,441
Preferred stock dividends of subsidiaries	229	229	915	915
Net income attributable to HECO	19,185	23,575	77,669	80,526
Preferred stock dividends of HECO	270	270	1,080	1,080
Net income for common stock	$18,915	$23,305	$76,589	$79,446
OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)	2,435	2,487	9,579	9,690
Wet-bulb temperature (Oahu average; degrees Fahrenheit)	69.3	69.8	68.3	68.8
Cooling degree days (Oahu)	1,166	1,224	4,661	4,815
Average fuel oil cost per barrel	$92.12	$77.65	$87.62	$63.91
Customer accounts (end of period)	444,856	442,584

	Twelve months ended
Return on average common equity	December 31, 2010
(rate-making, simple average method)	Allowed %(1)	Actual %
HECO	10.50	6.15
HELCO	10.70	6.24
MECO	10.50	3.90

(1) Based on the interim decisions applicable to rates in effect on December 31, 2010.   Allowed ROACEs for HECO, HELCO and MECO based on their last final rate case decisions were 10.00% (reflects the approval of decoupling and other cost-recovery mechanisms), 10.70% and 10.70%, respectively.  In late 2010, MECO and HELCO received interim orders which based rates on 10.5% ROACE.  MECO’s rates became effective in August 2010.  HELCO’s rates became effective in January 2011.  HECO received its final order based on 10% ROACE.  HECO’s final rates are expected to become effective in March 2011.

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO’s Annual Report on SEC Form 10-K for the years ended December 31, 2009 and 2010  (when filed) and the consolidated financial statements and the notes thereto in HECO’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as updated by SEC Forms 8-K.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

December 31	2010	2009
(in thousands, except share data)
Assets
Utility plant, at cost
Land	$51,364	$52,530
Plant and equipment	4,896,974	4,696,257
Less accumulated depreciation	(1,941,059)	(1,848,416)
Construction in progress	101,562	132,980
Net utility plant	3,108,841	3,033,351
Current assets
Cash and cash equivalents	122,936	73,578
Customer accounts receivable, net	138,171	133,286
Accrued unbilled revenues, net	104,384	84,276
Other accounts receivable, net	9,376	8,449
Fuel oil stock, at average cost	152,705	78,661
Materials and supplies, at average cost	36,717	35,908
Prepayments and other	55,216	16,201
Regulatory assets	7,349	6,849
Total current assets	626,854	437,208
Other long-term assets
Regulatory assets	470,981	420,013
Unamortized debt expense	14,030	14,288
Other	64,974	73,532
Total other long-term assets	549,985	507,833
	$4,285,680	$3,978,392
Capitalization and liabilities
Capitalization
Common stock, $6 2/3 par value, authorized 50,000,000 shares; outstanding 13,830,823 shares and 13,786,959 shares in 2010 and 2009, respectively	$92,224	$91,931
Premium on capital stock	389,609	385,659
Retained earnings	854,856	827,036
Accumulated other comprehensive income, net of income taxes	709	1,782
Common stock equity	1,337,398	1,306,408
Cumulative preferred stock — not subject to mandatory redemption	34,293	34,293
Long-term debt, net	1,057,942	1,057,815
Total capitalization	2,429,633	2,398,516
Current liabilities
Accounts payable	178,959	132,711
Interest and preferred dividends payable	20,603	21,223
Taxes accrued	175,960	156,092
Other	56,354	48,192
Total current liabilities	431,876	358,218
Deferred credits and other liabilities
Deferred income taxes	269,286	180,603
Regulatory liabilities	296,797	288,214
Unamortized tax credits	58,810	56,870
Retirement benefits liability	355,844	296,623
Other	108,070	77,804
Total deferred credits and other liabilities	1,088,807	900,114
Contributions in aid of construction	335,364	321,544
	$4,285,680	$3,978,392

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO’s Annual Report on SEC Form 10-K for the years ended December 31, 2009 and 2010 (when filed) and the consolidated financial statements and the notes thereto in HECO’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as updated by SEC Forms 8-K.

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Years ended December 31	2010	2009
(in thousands)
Cash flows from operating activities
Net income	$78,584	$81,441
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	149,708	144,533
Other amortization	7,725	10,045
Changes in deferred income taxes	95,685	14,762
Changes in tax credits, net	2,841	(1,332)
Allowance for equity funds used during construction	(6,016)	(12,222)
Decrease in cash overdraft	(141)	—
Changes in assets and liabilities
Decrease (increase) in accounts receivable	(5,812)	32,605
Decrease (increase) in accrued unbilled revenues	(20,108)	22,268
Increase in fuel oil stock	(74,044)	(946)
Increase in materials and supplies	(809)	(1,376)
Increase in regulatory assets	(2,936)	(17,597)
Increase in accounts payable	25,392	9,717
Changes in prepaid and accrued income taxes and utility revenue taxes	(10,170)	(61,951)
Changes in other assets and liabilities	7,890	(2,571)
Net cash provided by operating activities	247,789	217,376
Cash flows from investing activities
Capital expenditures	(174,344)	(302,327)
Contributions in aid of construction	22,555	14,170
Other	1,327	340
Net cash used in investing activities	(150,462)	(287,817)
Cash flows from financing activities
Common stock dividends	(48,769)	(55,000)
Proceeds from issuance of common stock	4,250	61,914
Preferred stock dividends of HECO and subsidiaries	(1,995)	(1,995)
Proceeds from issuance of long-term debt	—	153,186
Net decrease in short-term borrowings from nonaffiliates and affiliate with original maturities of three months or less	—	(10,464)
Decrease in cash overdraft	—	(9,545)
Other	(1,455)	(978)
Net cash provided by (used in) financing activities	(47,969)	137,118
Net increase in cash and cash equivalents	49,358	66,677
Cash and cash equivalents, January 1	73,578	6,901
Cash and cash equivalents, December 31	$122,936	$73,578

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO’s Annual Report on SEC Form 10-K for the years ended December 31, 2009 and 2010 (when filed) and the consolidated financial statements and the notes thereto in HECO’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as updated by SEC Forms 8-K.

American Savings Bank, F.S.B. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME DATA

(Unaudited)

	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,
(in thousands)	2010	2010	2009	2010	2009
Interest and dividend income
Interest and fees on loans	$46,898	$49,221	$51,303	$195,192	$217,838
Interest and dividends on investment and mortgage-related securities	4,131	3,852	5,215	14,946	26,977
	51,029	53,073	56,518	210,138	244,815
Interest expense
Interest on deposit liabilities	3,031	3,390	5,293	14,696	34,046
Interest on other borrowings	1,395	1,414	1,787	5,653	9,497
	4,426	4,804	7,080	20,349	43,543
Net interest income	46,603	48,269	49,438	189,789	201,272
Provision for loan losses	8,584	5,961	5,000	20,894	32,000
Net interest income after provision for loan losses	38,019	42,308	44,438	168,895	169,272
Noninterest income
Fee income on deposit liabilities	4,849	6,109	8,329	26,369	30,713
Fees from other financial services	7,436	6,781	6,520	27,280	25,267
Fee income on other financial products	1,530	1,697	1,548	6,487	5,833
Net losses on sale of securities *	—	—	(32,078)	—	(32,034)
Net losses on available-for-sale securities	—	—	—	—	(15,444)
Other income	3,874	3,769	4,404	12,419	15,569
	17,689	18,356	(11,277)	72,555	29,904
Noninterest expense
Compensation and employee benefits	16,999	18,168	18,918	71,476	73,990
Occupancy	3,931	4,176	6,101	16,548	22,057
Data processing	2,292	2,019	4,030	13,213	14,382
Services	1,477	1,544	1,533	6,594	11,189
Equipment	1,671	1,600	1,737	6,620	8,849
Loss on early extinguishment of debt *	—	—	659	—	760
Other expense	8,668	8,798	8,717	34,487	36,244
	35,038	36,305	41,695	148,938	167,471
Income (loss) before income taxes	20,670	24,359	(8,534)	92,512	31,705
Income taxes (benefits) *	7,374	9,066	(4,075)	34,056	9,938
Net income (loss)	$13,296	$15,293	$(4,459)	$58,456	$21,767

OTHER BANK INFORMATION (%)
Return on average assets	1.10	1.26	(0.36)	1.20	0.43
Return on average equity	10.59	12.04	(3.64)	11.62	4.54
Net interest margin	4.21	4.31	4.27	4.23	4.19
Net charge-offs to average loans outstanding (annualized)	0.72	0.53	0.98	0.61	0.66
Efficiency ratio	54	54	109	56	72
As of period end
Nonperforming assets to loans outstanding and real estate owned **	1.77	1.87	1.85
Allowance for loan losses to loans outstanding	1.15	1.09	1.12
Tier-1 leverage ratio	9.2	9.3	9.0
Total risk-based capital ratio	13.9	14.2	14.1
Tangible common equity to total assets	8.6	8.8	8.3

* 2009 net income included a $19.3 million after-tax charge related to ASB’s sale of private-issued mortgage-related securities (PMRS) in the fourth quarter of 2009. The $32.1 million loss on sale of PMRS is included in “Noninterest income-Net losses on sale of securities” and the related income tax benefits of $12.8 million is included in “Income taxes (benefits).”

**  Regulatory basis

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the years ended December 31, 2009 and 2010 (when filed), respectively, and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as updated by SEC Forms 8-K.

American Savings Bank, F.S.B. and Subsidiaries

CONSOLIDATED BALANCE SHEETS DATA

(Unaudited)

December 31	2010	2009
(in thousands)

Assets
Cash and cash equivalents	$204,397	$425,896
Federal funds sold	1,721	1,479
Available-for-sale investment and mortgage-related securities	678,152	432,881
Investment in stock of Federal Home Loan Bank of Seattle	97,764	97,764
Loans receivable held for investment, net	3,489,880	3,645,578
Loans held for sale, lower of cost or fair value	7,849	24,915
Other	234,806	230,282
Goodwill	82,190	82,190
	$4,796,759	$4,940,985

Liabilities and shareholder’s equity
Deposit liabilities—noninterest-bearing	$865,642	$808,474
Deposit liabilities—interest-bearing	3,109,730	3,250,286
Other borrowings	237,319	297,628
Other	90,683	92,129
	4,303,374	4,448,517

Common stock	330,562	329,439
Retained earnings	169,111	172,655
Accumulated other comprehensive loss, net of tax benefits	(6,288)	(9,626)
	493,385	492,468
	$4,796,759	$4,940,985

This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference and included in HEI’s Annual Report on SEC Form 10-K for the years ended December 31, 2009 and 2010 (when filed), respectively, and the consolidated financial statements and the notes thereto in HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as updated by SEC Forms 8-K.

American Savings Bank, F.S.B. and Subsidiaries

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Unaudited)

(in thousands)	1Q08	4Q09	1Q10	2Q10	3Q10	4Q10

Noninterest income
Per income statement - GAAP	$17,928	$(11,277)	$17,852	$18,658	$18,356	$17,689
Net (gains) losses on sale of securities	(935)	32,078	—	—	—	—
Gain on sale of other assets	—	(1,772)	—	—	—	—
Other nonrecurring income	(384)	(500)	—	—	21	(744)
Adjusted noninterest income	$16,609	$18,529	$17,852	$18,658	$18,377	$16,945

Noninterest expense
Per income statement - GAAP	$44,234	$41,695	$37,970	$39,625	$36,305	$35,038
Real estate transactions	—	(1,633)	—	(30)	(699)	109
FISERV conversion costs	—	(972)	(1,257)	(2,697)	(144)	(284)
Severance	—	(390)	(1)	(48)	(492)	(13)
Technology write-offs	—	(35)	—	—	—	—
Prepayment penalty on early extinguishment of debt	—	(659)	—	—	—	—
Adjusted noninterest expense	$44,234	$38,006	$36,712	$36,850	$34,970	$34,850

Other bank information
Noninterest expense (annualized)
Reported	$176,936	$166,780	$151,880	$158,500	$145,220	$140,152
Adjusted	176,936	152,024	146,848	147,400	139,880	139,400

Efficiency ratio
Reported	65%	109%	58%	59%	54%	54%
Adjusted	66%	56%	56%	55%	52%	54%

Pretax, preprovision income (annualized)
Reported	$96,964	$(14,136)	$108,380	$106,948	$121,280	$117,016
Adjusted	91,688	119,844	113,412	118,048	126,704	114,792

Return on average assets
Reported	0.85%	(0.36)%	1.12%	1.32%	1.26%	1.10%
Adjusted	0.81%	1.27%	1.18%	1.45%	1.33%	1.08%